Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-139801, 333-87378 and 333-41437) and in the Registration Statements on Form S-8 (Nos. 333-61925, 333-38912 and 333-122172) of Forest City Enterprises, Inc. of our report dated March 26, 2007 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in the Form 10-K.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 27, 2007